For Immediate Release:

TAXMASTERS, INC. ANNOUNCES FINANCIAL RESULTS FOR 2009

HOUSTON, TX – April 19, 2010— TaxMasters, Inc. (OTC Bulletin Board: TAXS), today announced the company’s financial results for the year ended December 31, 2009.

For the year ended December 31, 2009, TaxMasters’ net revenue increased by approximately $20.9 million, or 131.8%, to approximately $36.8 million, compared to approximately $15.9 million for 2008.

Total operating expenses for the year ended December 31, 2009 were approximately $37.2 million, an increase of approximately $17.3 million, or 86.9%, from total operating expenses of approximately $19.9 million for the same period in 2008.

For the year ended December 31, 2009, the company reported net loss from operations of $437,707, a decrease of approximately 89.2% from a net loss from operations of $4.05 million for the same period in 2008.  For the year ended December 31, 2009, the company had a net loss before income taxes of $560,604, a decrease of approximately 86.2% from a net loss before income taxes of approximately $4.06 million for the same period in 2008.

For the year ended December 31, 2009, the company reported net income of approximately $4.8 million, or $0.02 per share, versus a net loss of approximately $4.06 million or $(0.01) per share for 2008.  This reduction in loss is mainly due to the $20.9 million increase in sales revenue offset by increases in compensation costs and advertising expenses.

“We are pleased with our continued growth in revenue and our improving operational efficiency as evidenced by the significant decrease in our net loss from operations in 2009 versus 2008,” said Patrick Cox.  “The economic downturn, coupled with increased collections efforts by the Internal Revenue Service has created a growing demand for help with tax problems. This demand was reflected in our growth in 2009 – both in terms of revenue and personnel we hired. Thousands of tax payers across the United States reached out to TaxMasters during 2009 for help with filing past due returns, negotiating settlements with the IRS and coming back into tax compliance.”

Cox continued, “The year marked TaxMasters’ entry into public markets, trading under the ticker symbol TAXS. This has provided us access to increased capital and the ability to grow with the market demand for our services. So far, we have seen an increased demand for our services in the first quarter of 2010, and we believe that revenue for 2010 will exceed that of 2009.”

Cox concluded, “Looking forward, we will continue to aggressively market our company and services via national advertising to increase our revenue growth even further, while prudently managing increased operating expenses and looking to maximize efficiency. We believe that this strategy will result in significant revenue growth over the next year, and eventually lead to growth in net income.”

In conjunction with this release, TaxMasters will provide an audio review of financial results of the year ended December 31, 2009 via its website at www.txmstr.com. The review will be available for download and review on April 29, 2010. For a transcript of a review, please email your request to taxmastersIR@gregoryfca.com after April 29, 2010.

About TaxMasters, Inc.
TaxMasters, Inc. (OTCBB: TAXS), the IRS tax relief company, is the first publicly traded tax resolution firm in the United States.  Started by Patrick R. Cox in 2001, TaxMasters offers services and counsel to taxpayers across the country facing seemingly insurmountable tax problems, and relief from substantial federal tax debt.

Employing over 300 people, TaxMasters leverages the expertise of ex-IRS agents, enrolled agents, attorneys, CPAs, and seasoned tax consultants ready to counsel and assist every day people with their specific tax problems today.

For more information about TaxMasters, Inc. and its commitment to help taxpayers in the United States solve tax problems, please visit www.txmstr.com.

Follow TaxMasters on Twitter at http://twitter.com/gotaxmasters.

Visit TaxMaster’s blog at http://www.txmstr.com/blog/

Forward-Looking Statements
Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this release (often identified by such words as "believes," "expects," "beginning," "intended," "planned") regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.

Company:	Investors/Media:

TaxMasters, Inc., Houston	Gregory FCA Communications
DeWayne Logan	Paul Johnson
281.497.4226 x2061	610.228.2113

TaxMasters, Inc.
(Formerly known as Crown Patrners, Inc.)
BALANCE SHEETS

	As of December 31,
	2009	2008
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$2,892,895	$3,683,467
Short-term investments	313,663	306,414
Accounts receivable trade, net	11,426,037	5,722,585
Deferred tax asset	1,654,130	-
Prepaid expenses	125,000	-

Total current assets	16,411,725	9,712,466

Property and equipment, net	2,533,387	192,074
Note receivable	250,000
Investments	423,968	413,168
Deferred tax asset, net of current	3,709,430
Other Assets	17,000	17,000

TOTAL ASSETS	$23,345,510	$10,334,708

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$3,099,427	$1,178,432
Accounts payable related parties	117,673	240,000
Accrued Liabilities	2,448,783	466,452
Deferred revenue	20,478,350	8,942,759
Capital lease obligation	568,562	71,706
Note payable to related party	4,582,718	-

Total current liabilities	31,295,513	10,899,349

LONG TERM DEBT

Capital lease obligations, net of current portions	1,708,588	139,193
Deferred revenue, net of current portion	-	6,656,216

Total liabilities	33,004,101	17,694,758

COMMITMENTS AND CONTIGENCIES

STOCKHOLDERS' DEFICIT

Preferred stock, $0.001 par value,
500,000,000 shares authorized, 1,000 shares issued
and outstanding at December 31, 2009 and December 31, 2008	1	1
Common stock, $0.001 par value, 1,000,000,000
authorized, 339,675,899 and 301,000,000 shares issued and
outstanding at December 31, 2009 and December 31, 2008, respectively	339,676	301,000
Additional paid-in capital	199,768	(301,001)
Accumulated deficit	(10,198,036)	(7,360,050)

Total stockholders' deficit	(9,658,591)	(7,360,050)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$23,345,510	$10,334,708

TaxMasters, Inc.
(Formerly known as Crown Partner, Inc.)
STATEMENTS OF OPERATIONS

	For the years ended December 31,

	2009	2008

REVENUES, net	$36,777,024	$15,866,393

OPERATING COSTS AND EXPENSES:
Selling, general and administrative expenses	18,891,317	11,153,787
Compensation	18,082,066	8,656,832
Depreciation	241,348	106,637

Total operating costs and expenses	37,214,731	19,917,256

NET INCOME (LOSS) FROM OPERATIONS	(437,707)	(4,050,863)

OTHER INCOME (EXPENSE):
Interest income	39,030	28,850
Interest expense	(161,927)	(38,757)

Total other income (expense)	(122,897)	(9,907)

NET INCOME (LOSS) BEFORE INCOME TAXES	(560,604)	(4,060,770)

Income tax benefit	(5,363,560)	-

NET INCOME (LOSS)	$4,802,956	$(4,060,770)

EARNINGS PER COMMON SHARE
Basic	$0.02	$(0.01)
Diluted	$0.02	$(0.01)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic	316,712,298	301,000,000
Diluted	316,712,298	301,000,000

TaxMasters, Inc.
(Formerly known as Crown Patrners, Inc.)
STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$4,802,956	$(4,060,770)
Adjustments to reconcile net income to net cash provided by
operating activities:
Change in deferred tax asset	(5,363,560)	-
Depreciation and amortization	241,347	106,637
Deferred rent	464,231	-
Common stock issued to employees for service	534,495	-
Common stock issued to non-employees for service	4,950	-
Notes payable write-off	400,000	-
Changes in operating assets and liabilities:
Accounts receivable	(5,703,452)	(3,187,453)
Prepaid service	(125,000)	-
Accounts payable and accrued liabilities	3,439,099	833,322
Accounts payable to related parties	(122,327)	-
Deferred revenue	4,879,375	10,639,141

Net cash provided by operating activities	3,452,114	4,330,877

CASH FLOWS FROM INVESTING ACTIVITIES:
Receipts (Purchase) of investments, net	(18,049)	(719,582)
Issuance of note receivable	(650,000)	-
Purchase of fixed assets	(284,969)	-

Net cash used in investing activities	(953,018)	(719,582)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of capital lease obligations	(231,444)	(96,925)
Repayment, net of accrued interest, of note payable to related party	(732,130)	-
Distributions to shareholders prior to conversion to C corp	(2,326,094)	(1,481,416)

Net cash used in financing activities	(3,289,668)	(1,578,341)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(790,572)	2,032,954

CASH AND CASH EQUIVALENTS—Beginning of year	3,683,467	1,650,513

CASH AND CASH EQUIVALENTS—End of period	$2,892,895	$3,683,467

Supplemental schedule for cash flow information
Cash paid for taxes	$-	$-
Cash paid for interest	$117,906	$38,757

NON CASH INVESTING AND FINANCING ACTIVITIES
Purchase of property and equipment by seller financing	$2,297,594	$135,814
Issuance of note payable to related party due to conversion from S to C corp	$5,314,848	$-